Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Oculis Holding AG

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary Shares, with a nominal value of CHF 0.01 per share	Other	4,644,456	$19.67	$91,101,005	0.0001531	$13,947.57

Total Offering Amounts					$91,101,005		$13,947.57

Total Fee Offsets							—

Net Fee Due							$13,947.57

(1)

This registration statement covers a total of 4,644,456 ordinary shares with a nominal value of CHF 0.01 per share of Oculis Holding AG (“Ordinary Shares”) that are issuable under the Stock Option and Incentive Plan Regulation 2023 (the “Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional Ordinary Shares which may become issuable by reason of any share split, share dividend, recapitalizations, or any other similar transaction effected without consideration which results in an increase in the number of the outstanding Ordinary Shares.

(2)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Ordinary Shares on The Nasdaq Stock Market LLC on May 29, 2025 ($19.62 per Ordinary Share). This calculation is in accordance with Rules 457(c) and 457(h) of the Securities Act.